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                                                                   EXHIBIT 10.44



June 12, 1998

Mr. Charles Warner
c/o IMNET Systems, Inc.
3015 Windward Plaza
Windward Fairways II
Alpharetta, Georgia  30202

Dear Charlie:

     This letter is in response to our earlier discussion as to the terms of your employment with IMNET (the "Company"). The terms of your employment are the same as the other executive officers of the Company. Consequently, I hereby confirm to you that effective as of your earlier promotion to be Vice President and Assistant to the Chairman, the terms of your employment include the following:

1.   TERMINATION AND SEVERANCE.

     (a) During the term of employment hereunder, your employment may be terminated as follows:

          (i) At any time upon three (3) months' written notice by either you or the Company. The date set forth in the notice shall be hereinafter defined as the Termination Date.

          (ii)   Automatically in the event of your death.

          (iii) Immediately upon written notice if such termination is for Cause (as defined below in subparagraph 1(d); or

          (iv)   At any time by mutual written agreement of you and the Company.

          (v) Immediately, if the Company is in default hereunder and fails to cure any such default within thirty (30) days after you send written notice of such default to the Company.

     (b) Upon termination of your employment for any reason, all obligations of the Company shall cease upon such termination, except its obligations to
     (i) pay the compensation earned by you through the date of such termination, (ii) provide the benefits earned by you through the date of such termination, and any unpaid bonus earned by you through the date of such termination and to comply with all state and federal laws and regulations applying to such benefits and (iii) pay the severance benefits,

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     if applicable, to you pursuant to the terms and conditions set forth in subparagraph 1(c) below.

     (c) In the event that your employment is terminated by the Company for any reason other than Cause (as such term is defined below in subparagraph 1(d)), you will receive, commencing on the Termination Date, six (6) months' severance pay at the monthly rate of your then current Base Salary (paid on a bi-weekly basis over the six (6) month period in accordance with the Company's standard payroll procedure). Notwithstanding the foregoing, the obligations of the Company with respect to severance shall expire on the date that you commence full-time employment with a subsequent employer, if such commencement date occurs within six (6) months of the Termination Date pursuant to this subparagraph 1(c). The Company shall continue to be responsible for all severance pay obligations accrued through the date such full-time employment commences.

     (d) For purposes hereof, the term "Cause" means the following: (i) any defalcation or misappropriation of funds or property of the Company or any affiliate by you or the commission of any dishonest or deceitful act in the course of your employment with the Company; (ii) your conviction of a felony or of any crime involving moral turpitude; (iii) the engaging by you in illegal conduct which, in the reasonable judgment of the Company, places you and the Company or any affiliate, by association with you, in disrepute; (iv) refusal to perform your duties and responsibilities hereunder, persistent neglect of duty or chronic absenteeism; (v) any material breach by you of the terms and conditions hereof, including, without limitation, those certain provisions pertaining to inventions, confidentiality, noncompetition set forth in paragraphs 2 through 11 hereof; or (vi) any attempt to obtain a personal profit from any transaction in which you have an interest adverse to the Company unless such adverse interest and the potential profit is disclosed in writing to the Board of Directors in advance of the transaction. Any disagreement concerning whether there has been "Cause" for termination will be resolved by the Board of Directors in its sole discretion acting in good faith.

     Notwithstanding the foregoing, in the event of a determination by the Company of Cause pursuant to subparagraphs d(i), d(iv), d(v) or d(vi) above, you will have a cure period of five (5) days after you receive notice thereof from the Company. If you fail to cure such default within the cure period, then the Company may terminate you for Cause as set out above.

     (e) The provisions in Paragraphs 2 through 11 shall survive the termination of the Agreement.

2. INVENTIONS. You shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company without additional compensation all ideas, discoveries, inventions and improvements, patentable or not, which, while you are retained as an employee under this Agreement are made, conceived or reduced to practice by you, alone or with others during or after usual work hours, either on or off the job, and which are

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     related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company. You agree, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things you deem necessary or desirable and which may be reasonably required to protect the rights of the Company to such ideas, discoveries, inventions and improvements in any and all countries.

3. DEFINITIONS. For purposes of Paragraphs 3 through 11 hereof, the following defined terms shall be applicable:

     (a) "Business of the Company" as used herein means the manufacture, sale, distribution, marketing and servicing of electronic information and document management systems and related products and services produced or promoted by the Company.

     (b) "Confidential Information" as used herein means any and all confidential information of the Company which is not generally known to or by business which compete with the Company with respect to the Business of the Company and which does not constitute a "Trade Secret" (as defined in subparagraph (d) below). It includes, without limitation, information relating to accounting, marketing, all information of the foregoing type relating to any client or account of the Company, client account records, training and operations material and memoranda, personnel records, pricing information, and any other information related to the Business of the Company and treated by the Company as being confidential, including items labeled "Confidential," all of which are hereby agreed to be the property of and confidential to the Company hereafter. "Confidential Information" does not include any information which, after the date hereof, becomes part of the public domain through no fault of yours.

     (c) "Territory" as used herein means the United States, Canada, Mexico, Europe and Japan.

     (d) "Trade Secret" as used herein means information including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which:

          (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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4.   CONFIDENTIAL INFORMATION. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company), or disclose any Confidential Information either during the term of your employment by the Company or for a period of two years thereafter.

5. TRADE SECRETS. You covenant and agree that you will treat as confidential and will not use (other than in the performance of your designated duties for the Company) or disclose any Trade Secrets either during or after the term of your employment by the Company.

6. RECORDS. All records, notes, files, memoranda, reports, price lists, client lists, catalogues, prospect lists, drawings, plans, sketches, documents, equipment, apparatus, physical manifestations of programs and like items, and all copies thereof, relating to the business of the Company, Confidential Information or Trade Secrets, which were prepared by you or which have been disclosed or to which have come into your possession, shall be and remain the sole and exclusive property of the Company. You agree that upon the termination of your employment by the Company, or at any other time upon reasonable request from the Company, you will promptly (and in the event of your termination of employment, no later than ten (10) days after such termination) deliver to the Company the originals and all copies of any of the foregoing that are in your possession, custody or control, and any other property belonging to the Company.

7. AGREEMENT NOT TO COMPETE. You covenant and agree that during your employment by the Company and for a period of one year after termination of such employment for any reason, you will not, without the prior written consent of the Company, directly or indirectly within the Territory for yourself or an officer, director, shareholder, owner, partner, joint venturer, employee, promoter, consultant, manager, independent contractor, agent or in some similar capacity, compete with the Business of the Company by engaging in any business in which you provide services which are the same or substantially similar to your duties and responsibilities as herein described; provided, however, that the foregoing covenant shall not be deemed to prohibit you from acquiring as an investment not more than 2% of the capital stock of a business that competes with the Business of the Company whose stock is traded on a national securities exchange or over-the-counter.

8. AGREEMENT NOT TO SOLICIT CUSTOMERS. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or appropriate away from the Company, with a view to the sale or providing of any product or service competitive or potentially competitive with the Company's products or services, any persons and/or entities located within the Territory who are customers of the Company with whom you had contact within the last year of your employment.

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9.   AGREEMENT NOT TO SOLICIT EMPLOYEES. You covenant and agree that during the term of your employment by the Company and for a period of one year thereafter, you will not either directly or indirectly, on your own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away to any business competing with the Business of the Company, within the Territory, any person currently employed by the Company, or hired by the Company during the term of this Agreement, for the purpose of such employee providing services similar to those provided by such employee to the Company.

10. REMEDIES. You acknowledge and agree that, by virtue of the duties and responsibilities attendant to your employment by the Company and the special knowledge of the Company's affairs, business, clients, sales techniques and operations that you will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company if you should breach or violate any of the covenants and agreements contained in Paragraphs 3 through 11; and you further acknowledge and agree that each of such covenants are reasonably necessary to protect and preserve the Business of the Company so that the Company will receive the benefits of its bargain with you. You, therefore, agree and consent that the remedy at law for any breach of any of your obligations hereunder would be inadequate, and, therefore, you further agree and consent that, in addition to any other available remedy, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement without the necessity of proof that any other remedy at law is adequate. you further acknowledge and agree that the provisions of the Georgia Trade Secrets Act shall apply to any breach by you of the covenant set forth in Paragraphs 3 and 4 hereof. During the period of your employment by the Company and for a period of one year hereafter, you shall notify the Company prior to engaging in any business or professional activity involving or in any way relating to the Business of the Company within the Territory, which notice shall describe the proposed activity with reasonable specificity.

11. ACKNOWLEDGMENT. You acknowledge that the restrictions contained in Paragraph 3 through 11 hereof may limit your ability to earn a livelihood in a competing business. By signing below to acknowledge your acceptance of the terms and conditions of this Agreement, you acknowledge that you believe you will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given your education, skills and ability and the limited scope of the prohibited business activity in
     Section 3 through 11) you do not believe would prevent you from earning a living. By signing below, you acknowledge that the unique nature of the business of the Company and the fact that significant sales have occurred and are under negotiation in the geographical areas specified in Section 3(c) clearly justify the scope of the restriction in Section 7.

12. BINDING EFFECT. Upon the date hereof, the terms hereof shall be binding upon and shall inure to the benefit of you and the Company, the successors and assigns of the Company,

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     and the heirs, executors, administrators, legal representatives and assigns of you, provided that your rights and obligations hereunder may not be delegated or assigned.

13. ENTIRE AGREEMENT. Upon the date hereof, this Agreement, together with the Letter Agreement constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof. This Agreement can only be amended by an agreement in writing signed by you and the Company.

14. APPLICABLE LAW: SEVERABILITY. This Agreement shall be construed and enforced under the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof. If any provision of this Agreement is held invalid or unenforceable by operation of law or otherwise, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement invalid or unenforceable.

15. NOTICES. Any notice of other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given or served when delivered personally to the party intended, or sent by registered or certified mail, postage prepaid, effective as of the date received, addressed to the Company at its principal office and to you at your address then appearing on the books of the Company.

16. ATTORNEY'S FEES. In case any one or more of the covenants and agreements set forth in this Agreement shall be breached by any party hereto, the non-breaching party may proceed to enforce its rights by arbitration or by suit in equity and/or by action at law, including but not limited to, an action for damages or specific performance. In such event, the prevailing party shall be entitled to also receive reasonable attorneys' fees and other expenses incurred in enforcing its rights hereunder.

     If this document accurately sets forth your understanding of our agreement, please execute this letter in the space provided below.

     Best Regards.

                                        Sincerely,


                                        Kenneth D. Rardin
                                        President

Acknowledged and Agreed:


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Charles Warner


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